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                                                                       EXHIBIT 5


                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                        300 Convent Street, Suite 1500
                           San Antonio, Texas 78205

                                 May 31, 2000
DATA RACE, Inc.
12400 Network Blvd.
San Antonio, Texas 78249

          We have acted as counsel to DATA RACE, Inc. (the "Company") in connection with the preparation for filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to 1,000,000 shares of the Company's Common Stock, without par value (the "Common Stock"), issuable upon exercise of options previously granted and to be granted under the Company's 1999 Stock Option Plan (the "Plan"). The shares to be issued upon exercise of the options granted under the Plan are hereinafter collectively referred to as the "Plan Shares."

          We have examined such corporate records, documents, instruments and certificates of the Company and have received such representations from the officers and directors of the Company and have reviewed such questions of law as we have deemed necessary, relevant or appropriate to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents, instruments, records and certificates submitted to us as originals.

          We have further assumed that: (i) all applicable state securities laws will have been complied with, as of any option exercise date; (ii) at the time of the issuance of the Plan shares of exercise of options granted under the Plans, the Company will have sufficient authorized, but unissued shares of Common Stock available for issuance; (iii) the options granted under the Plans will be exercised in accordance with the terms of the Plans and any other applicable documents; (iv) the shares of Common Stock issued upon exercise of options granted under the Plans will be evidenced by appropriate certificates properly executed and delivered; and (v) on the date of exercise, the options granted under the Plans (and all documents related thereto) will be duly executed, as applicable, authorized, issued and delivered; will constitute the valid and binding obligations of the Company enforceable in accordance with their respective terms; and will be entitled to the benefits provided by the Plans.

          Based upon the foregoing, we are of the opinion that the Plan Shares will, if, as, and when the options granted pursuant to the Plan are exercised, and upon issuance and delivery of the Plan Shares against payment therefor in the manner contemplated by the Plans, be validly issued, fully paid and non-assessable shares of Common Stock of the Company. We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to this firm under the heading "Legal Opinion" in the Information Statement forming a part thereof.


                               Very truly yours,


                               /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                               -------------------------------------------------
                               AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.